GUARANTEE AGREEMENT dated as of November 13, 2001, among MEMC ELECTRONIC MATERIALS, INC., a Delaware corporation (the "Issuer"), each subsidiary of the Issuer listed on Schedule I hereto (each such subsidiary, individually, a "Pledgor and Guarantor" and, collectively, the "Pledgors and Guarantors") and CITICORP USA, Inc., as Collateral Agent (the "Collateral Agent") for the Secured Parties (as defined in the Security Agreement).

Reference is made to (a) the Indenture dated as of November 13, 2001 (as amended, supplemented or otherwise modified from time to time, the "Indenture"), among the Issuer, Citibank, N.A., as Trustee (in such capacity, the "Trustee") and the Collateral Agent and (b) the Restructuring Agreement dated as of November 13, 2001, (the "Restructuring Agreement") between the Issuer and TPG Wafer Holdings LCC. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Indenture and, if not defined in the Indenture, in the Restructuring Agreement.

The Holders have agreed to purchase the Notes upon the terms and subject to the conditions specified in the Restructuring Agreement and the Indenture. The Issuer has agreed to issue such Notes upon the terms and subject to the conditions specified in the Restructuring Agreement and the Indenture. Each Pledgor and Guarantor is a direct or indirect subsidiary of the Issuer and acknowledges that it will derive substantial benefit from the issuance of the Notes by the Issuer and the purchase of such Notes by the Holders. The purchase of such Notes by the Holders pursuant to the Indenture and the Restructuring Agreement, are conditioned on, among other things, the execution and delivery by the Pledgors and Guarantors of a Guarantee Agreement in the form hereof. As consideration therefor and in order to induce the Holders to purchase the Notes, the Pledgors and Guarantors are willing to execute this Agreement.

As is set forth in the Indenture, the Holders have agreed that the Indebtedness evidenced by the Notes shall be subordinated in right of payment to the prior payment in full of the Revolver Obligations upon the terms set forth in Article 12 of the Indenture. The parties hereto desire that the Indenture Obligations described herein should also be subordinated in right of payment to the prior payment in full of such Revolver Obligations, in the manner set forth in Article II of this Guarantee Agreement.

Accordingly, the parties hereto agree as follows:

ARTICLE I

SECTION 1.1  Guarantee. Each Pledgor and Guarantor unconditionally guarantees, jointly with the other Pledgors and Guarantors and severally, as a primary obligor and not merely as a surety, (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for redemption, retirement, repurchase or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Issuer and the Pledgors and Guarantors to the Secured Parties under the Indenture, the Notes and the Security Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Issuer and the Pledgors and Guarantors under or pursuant to the Indenture, the Notes and the Security Documents (all the monetary and other obligations referred to in the preceding clauses (a) and (b) being collectively called the "Indenture Obligations"). Each Pledgor and Guarantor further agrees that the Indenture Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each Pledgor and Guarantor agrees to pay, in addition to the amounts stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Secured Parties in enforcing any rights under this Agreement.

SECTION 1.2.  Indenture Obligations Not Waived. To the fullest extent permitted by applicable law, each Pledgor and Guarantor waives presentment to, demand of payment from and protest to the Issuer of any of the Indenture Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of each Pledgor and Guarantor hereunder shall not be affected by (a) the failure of the Trustee, the Collateral Agent or any Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against the Issuer or any Pledgor and Guarantor under the provisions of the Indenture, any other Transaction Document or otherwise; (b) any rescission, waiver (except the effect of any waiver obtained pursuant to Section 3.5(b)), amendment or modification of, or any release from any terms or provisions of any other Transaction Document, any other Guarantee or any other agreement, including with respect to any other Pledgor and Guarantor under this Agreement; (c) the failure to perfect any security interest in, or release of, any of the security held by or on behalf of the Collateral Agent, the Trustee or any other Secured Party; or (d) any change in ownership of the Issuer.

SECTION 1.3.  Security. Each of the Pledgors and Guarantors authorizes the Collateral Agent and each of the other Secured Parties to (a) take and hold security for the payment of this Guarantee and the Indenture Obligations as set forth in the Security Agreement and exchange, enforce, waive and release any such security, (b) apply such security and direct the order or manner of sale thereof as they in their sole discretion may determine and (c) release or substitute any one or more endorsees, other Pledgors and Guarantors or other obligors.

SECTION 1.4.  Guarantee of Payment. Each Pledgor and Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent, the Trustee or any other Secured Party to any of the security held for payment of the Indenture Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent, the Trustee or any other Secured Party in favor of the Issuer or any other Person.

SECTION 1.5.  No Discharge or Diminishment of Guarantee. The obligations of each Pledgor and Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Indenture Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Indenture Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Indenture Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Pledgor and Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Collateral Agent, the Trustee or any other Secured Party to assert any claim or demand or to enforce any remedy under the Indenture, any other Transaction Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Indenture Obligations, or the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Trustee, the Collateral Agent or any other Secured Party, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Pledgor and Guarantor or that would otherwise operate as a discharge of each Pledgor and Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Indenture Obligations).

SECTION 1.6.  Defenses of Issuer Waived. To the fullest extent permitted by applicable law, each of the Pledgors and Guarantors waives any defense based on or arising out of any defense of the Issuer or the unenforceability of the Indenture Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Issuer, other than the final and indefeasible payment in full in cash of the Indenture Obligations. The Collateral Agent, the Trustee and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Indenture Obligations, make any other accommodation with the Issuer or any other guarantor or exercise any other right or remedy available to them against the Issuer or any other guarantor, without affecting or impairing in any way the liability of any Pledgor and Guarantor hereunder except to the extent the Indenture Obligations have been fully, finally and indefeasibly paid in cash. Pursuant to applicable law, each of the Pledgors and Guarantors waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Pledgor and Guarantor against the Issuer or any other Pledgor and Guarantor or guarantor, as the case may be, or any security.

SECTION 1.7.  Agreement to Pay; Subordination

(a) In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent, the Trustee or any other Secured Party has at law or in equity against any Pledgor and Guarantor by virtue hereof, upon the failure of the Issuer or any other Pledgor and Guarantor to pay any Indenture Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Pledgor and Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent or such other Secured Party as designated thereby in cash an amount equal to the sum of:

(i) the unpaid amount of such Indenture Obligations then due and owing; and

(ii) accrued and unpaid interest on such Indenture Obligations then due and owing (but only to the extent not prohibited by law).

(b) Each Pledgor and Guarantor further agrees that, as between such Pledgor and Guarantor, on the one hand, and the Holders, on the other hand:

(i) the maturity of the Indenture Obligations guaranteed hereby may be accelerated as provided in the Indenture for the purposes of the guarantees made hereby, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Indenture Obligations guaranteed hereby; and

(ii) in the event of any such declaration of acceleration of such Indenture Obligations, such Indenture Obligations (whether or not due and payable) shall forthwith become due and payable by the Pledgor and Guarantor for the purposes of this Agreement.

(c) Each guarantee made hereby is, to the extent and in the manner set forth in Article II, subordinated and subject in right of payment to the prior payment in full of all Revolver Obligations of such Pledgor and Guarantor and is made subject to the provisions of such Article II.

(d) Upon payment by any Pledgor and Guarantor of any sums to the Collateral Agent or any Secured Party as provided above, all rights of such Pledgor and Guarantor against the Issuer arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Indenture Obligations. If any amount shall erroneously be paid to any Pledgor and Guarantor on account of such subrogation, contribution, reimbursement, indemnity or similar right, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Collateral Agent to be credited against the payment of the Indenture Obligations, whether matured or unmatured, in accordance with the terms of the Transaction Documents.

ARTICLE II

SECTION 2.1.  Agreement To Subordinate.  Each Pledgor and Guarantor agrees, and each Holder by accepting a Note agrees, that the obligations of a Pledgor and Guarantor under this Agreement are subordinated in right of payment, to the extent and in the manner provided in this Article II, to the prior payment in full of all Revolver Obligations of such Pledgor and Guarantor and that the subordination is for the benefit of and enforceable by the lenders under the Revolver Obligations. The obligations hereunder with respect to a Pledgor and Guarantor shall in all respects shall rank senior to all existing and future Indebtedness of such Pledgor and Guarantor (other than Revolver Obligations); and only Revolver Obligations of such Pledgor and Guarantor shall rank senior to the obligations of such Pledgor and Guarantor in accordance with the provisions set forth herein.

SECTION 2.2.  Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of a Pledgor and Guarantor to creditors upon a total or partial liquidation or a total or partial dissolution of such Pledgor and Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Pledgor and Guarantor and its property:

(a) the Revolver Obligations of such Pledgor and Guarantor shall be paid in full before Holders shall be entitled to receive any payment pursuant to any Indenture Obligations from such Pledgor and Guarantor; and

(b) until the Revolver Obligations of such Pledgor and Guarantor are paid in full, any payment or distribution to which Holders would be entitled but for this Article II shall be made to lenders under such Revolver Obligations as their respective interests may appear, except that Holders may receive shares of stock and any debt securities that are subordinated to such Revolver Obligations to at least the same extent as the guarantees granted under this Agreement.

SECTION 2.3  Default on Revolver Obligations of a Pledgor and Guarantor.

(a) A Pledgor and Guarantor may not make any payment pursuant to any of the Indenture Obligations or repurchase, redeem or otherwise retire any Notes (collectively, "pay its Guarantee") if (i) any amount under one or more Revolver Obligations of such Pledgor and Guarantor is not paid when due or (ii) any other default on Revolver Obligations of such Pledgor and Guarantor occurs and the maturity of such Revolver Obligations is accelerated in accordance with the relevant terms of the Revolving Loan Documentation unless, in either case, (A) the default has been cured or waived and any such acceleration has been rescinded or (B) such Revolver Obligations have been paid in full; provided, however, that such Pledgor and Guarantor may pay its Guarantee without regard to the foregoing if such Pledgor and Guarantor and the Collateral Agent receive written notice approving such payment from the Representative of the lenders under such Revolver Obligations with respect to which either of the events in clause (i) or (ii) of this sentence has occurred and is continuing.

(b) During the continuance of any default (other than a default described in clause (i) or (ii) of part (a) of this Section 2.3) with respect to any Revolver Obligations of a Pledgor and Guarantor pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, such Pledgor and Guarantor may not pay its Guarantee for a period (a "Guarantee Payment Blockage Period") commencing upon the receipt by the Collateral Agent (with a copy to such Pledgor and Guarantor, the Issuer and the Trustee) of written notice (a "Guarantee Blockage Notice") of such default from the Representative of the lenders under Revolver Obligations of such Pledgor and Guarantor specifying an election to effect a Guarantee Payment Blockage Period and ending 179 days thereafter (or earlier if such Guarantee Payment Blockage Period is terminated (i) by written notice to the Collateral Agent (with a copy to such Pledgor and Guarantor, the Issuer and the Trustee) from such Representative, (ii) by repayment in full of such Revolver Obligations or (iii) because no default with respect to any Revolver Obligations is continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of part (a) of this Section 2.3), such Pledgor and Guarantor may resume payments with respect to its Guarantee after the end of such Guarantee Payment Blockage Period, unless the lenders under such Revolver Obligations or the Representative of such lenders shall have accelerated the maturity of such Revolver Obligations and such Revolver Obligations have not been repaid in full.

(c) Not more than one Guarantee Blockage Notice may be given with respect to a Pledgor and Guarantor in any period of 360 consecutive days, irrespective of the number of defaults of such Pledgor and Guarantor during such period. For purposes of this Section 2.3, no default or event of default that existed or was continuing on the date of the commencement of any Guarantee Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Guarantee Payment Blockage Period, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

SECTION 2.4.  Demand for Payment. If payment of the Notes is accelerated because of an Event of Default and a demand for payment is made on a Pledgor and Guarantor, the Collateral Agent (provided that the Collateral Agent shall have received written notice from the Issuer, such Pledgor and Guarantor or a Representative identifying such Revolver Obligations, on which notice the Collateral Agent shall be entitled to rely conclusively) shall promptly notify the lenders under the Revolver Obligations of such Pledgor and Guarantor (or the Representative of such lenders) of such demand. If any Revolver Obligation of such Pledgor and Guarantor is outstanding, such Pledgor and Guarantor may not pay its Guarantee until five Business Days after such lenders receive (or the Representative of such lenders receives) notice of such demand and, thereafter, may pay its Guarantee only if this Article II otherwise permits payment at that time.

SECTION 2.5.  When Distribution Must Be Paid Over. If a payment or distribution is made to any Holders that because of this Article II should not have been made to them, the Holders who receive such a payment or distribution shall hold such payment or distribution in trust for lenders under the Revolver Obligations of the relevant Pledgor and Guarantor and pay it over to such lenders as their respective interests may appear.

SECTION 2.6.  Subrogation. After all Revolver Obligations of a Pledgor and Guarantor are paid in full and for so long as any Notes are oustanding, Holders shall be subrogated to the rights of lenders under such Revolver Obligations to receive distributions applicable to such Revolver Obligations. A distribution made under this Article II to lenders under the Revolver Obligations of such Pledgor and Guarantor which otherwise would have been made to Holders is not, as between such Pledgor and Guarantor and the Holders, a payment by such Pledgor and Guarantor on Revolver Obligations.

SECTION 2.7.  Relative Rights. This Article II defines the relative rights of Holders and lenders under the Revolver Obligations. Nothing in this Guarantee Agreement shall:

(a) impair, as between a Pledgor and Guarantor and Holders, the obligation of a Pledgor and Guarantor which is absolute and unconditional, to make payments with respect to the Indenture Obligations to the extent set forth in Article I; or

(b) prevent the Collateral Agent, the Trustee or any Holder from exercising its available remedies upon a default by a Pledgor and Guarantor under its obligations with respect to the Indenture Obligations, subject to the rights of lenders under the Revolver Obligations of such Pledgor and Guarantor to receive distributions otherwise payable to Holders.

SECTION 2.8.  Subordination May Not Be Impaired by a Pledgor and Guarantor. No right of any lender under Revolver Obligations of a Pledgor and Guarantor to enforce the subordination of the Indenture Obligations of such Pledgor and Guarantor hereunder shall be impaired by any act or failure to act by such Pledgor and Guarantor or by its failure to comply with this Indenture.

SECTION 2.9.  Rights of Trustee and Paying Agent.

(a) Notwithstanding Section 2.3, the Trustee or the Paying Agent may continue to make payments on the Notes and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, a Trust Officer of the Trustee receives written notice satisfactory to it that payments may not be made under this Article II. The Issuer, a Pledgor and Guarantor, the Registrar or co-registrar, the Paying Agent, a Representative or a lender under the Revolver Obligations of a Pledgor and Guarantor may give such notice; provided, however, that if there is a Representative in respect of the Revolver Obligations, only the Representative may give such notice.

(b) The Trustee in its individual or any other capacity may be a lender under Revolver Obligations of any Pledgor and Guarantor with the same rights it would have if it were not Trustee. The Collateral Agent, the Registrar and co-registrar and the Paying Agent may do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article II with respect to any Revolver Obligations of a Pledgor and Guarantor which may at any time be held by it, to the same extent as any other lender under the Revolver Obligations of such Pledgor and Guarantor; and nothing in Article 8 of the Indenture shall deprive the Trustee of any of its rights as such lender. Nothing in this Article II shall apply to claims of, or payments to, the Trustee under or pursuant to Section 8.07 of the Indenture or any other Section of the Indenture.

SECTION 2.10.  Distribution or Notice to Representative. Whenever a distribution is to be made or a notice is to be given to lenders under the Revolver Obligations of a Pledgor and Guarantor, the distribution may be made and the notice given to their Representative (if any).

SECTION 2.11.  Article II Not To Prevent Events of Default or Limit Right To Accelerate. The failure of a Pledgor and Guarantor to make a payment on any of the Indenture Obligations by reason of any provision in this Article II shall not be construed as preventing the occurrence of a default by such Pledgor and Guarantor under such Indenture Obligations. Nothing in this Article II shall have any effect on the right of the Holders, the Collateral Agent or the Trustee to make a demand for payment on a Pledgor and Guarantor.

SECTION 2.12.  Collateral Agent and Trustee Entitled To Rely. Upon any payment or distribution pursuant to this Article II, the Collateral Agent, the Trustee and the Holders shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 2.2 are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Collateral Agent, the Trustee or to the Holders or (c) upon the Representatives for the lenders under the Revolver Obligations of a Pledgor and Guarantor for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the lenders under the Revolver Obligations of a Pledgor and Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article II. In the event that the Collateral Agent or the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Revolver Obligations of a Pledgor and Guarantor to participate in any payment or distribution pursuant to this Article II, the Collateral Agent or the Trustee, as applicable, may request such Person to furnish evidence to the reasonable satisfaction of the Trustee or the Collateral Agent, as applicable, as to the amount of Revolver Obligations of such Pledgor and Guarantor held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article II, and, if such evidence is not furnished, the Trustee or the Collateral Agent, as applicable, may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 8.01 and 8.02 of the Indenture shall be applicable to all actions or omissions by the Trustee and the Collateral Agent pursuant to this Article II.

SECTION 2.13.  Trustee and Collateral Agent To Effectuate Subordination. Each Holder by accepting a Note authorizes and directs the Trustee and the Collateral Agent on his or her behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the lenders under Revolver Obligations of each of the Pledgor and Guarantors as provided in this Article II and appoints the Trustee as attorney-in-fact for any and all such purposes.

SECTION 2.14.  Trustee and Collateral Agent Not Fiduciary for Lenders Under Revolver Obligations of a Pledgor and Guarantor. Neither the Trustee nor the Collateral Agent shall be deemed to owe any fiduciary duty to the lenders under the Revolver Obligations of a Pledgor and Guarantor and neither the Trustee nor the Collateral Agent shall be liable to any such creditors if it shall mistakenly pay over or distribute to Holders or the relevant Pledgor and Guarantor or any other Person, money or assets to which such creditors shall be entitled by virtue of this Article II or otherwise.

SECTION 2.15.  Reliance by Lenders Under Revolver Obligations of a Pledgor and Guarantor on Subordination Provisions. Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each lender under any Revolver Obligations of a Pledgor and Guarantor, whether the relevant Revolver Obligations were created or acquired before or after the issuance of the Notes, to extend and continue to lend, or to continue to lend, the loans underlying such Revolver Obligations and the lenders under the Revolver Obligations shall be deemed conclusively to have relied on such subordination provisions in extending and continuing to lend, or in continuing to lend, the loans underlying such Revolver Obligations.

SECTION 2.16.  Defeasance. The terms of this Article II shall not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described in Section 9.03 of the Indenture.

ARTICLE III

SECTION 3.1.  Information. Each of the Pledgors and Guarantors assumes all responsibility for being and keeping itself informed of the Issuer's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Indenture Obligations and the nature, scope and extent of the risks that such Pledgor and Guarantor assumes and incurs hereunder, and agrees that none of the Collateral Agent or the other Holders will have any duty to advise any of the Pledgors and Guarantors of information known to it or any of them regarding such circumstances or risks.

SECTION 3.2.  Representations and Warranties. Each of the Pledgors and Guarantors represents and warrants as to itself that all representations and warranties relating to it contained in the Transaction Documents are true and correct in all material respects.

SECTION 3.3.  Termination. The Guarantees made hereunder (a) shall terminate when all the Indenture Obligations have been indefeasibly paid in full and there are no Notes outstanding and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Indenture Obligation is rescinded or must otherwise be restored by any Holder or any Pledgor and Guarantor upon the bankruptcy or reorganization of the Issuer, any Pledgor and Guarantor or otherwise.

SECTION 3.4.  Binding Effect; Several Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Pledgors and Guarantors that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns. This Agreement shall become effective as to any Pledgor and Guarantor when a counterpart hereof executed on behalf of such Pledgor and Guarantor shall have been delivered to the Collateral Agent, and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Pledgor and Guarantor, the Collateral Agent and their respective successors and assigns, and shall inure to the benefit of such Pledgor and Guarantor, the Collateral Agent and the other Secured Parties, and their respective successors and assigns, except that no Pledgor and Guarantor shall have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void). In the event that a Pledgor and Guarantor ceases to be a Subsidiary pursuant to a transaction permitted under the Transaction Documents, such Pledgor and Guarantor shall be released from its obligations under this Agreement without further action. This Agreement shall be construed as a separate agreement with respect to each Pledgor and Guarantor and may be amended, modified, supplemented, waived or released with respect to any Pledgor and Guarantor without the approval of any other Pledgor and Guarantor and without affecting the obligations of any other Pledgor and Guarantor hereunder.

SECTION 3.5.  Waivers; Amendment. (a) No failure or delay of the Collateral Agent or the Trustee in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent hereunder and of the other Secured Parties hereunder and under the other Transaction Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Pledgor and Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Pledgor and Guarantor in any case shall entitle such Pledgor and Guarantor to any other or further notice or demand in similar or other circumstances.

(b)  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Pledgors and Guarantors with respect to which such waiver, amendment or modification relates, the Collateral Agent and the Trustee, subject to any consent required in accordance with Article 10 of the Indenture.

SECTION 3.6.  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 3.7.  Notices. All communications and notices hereunder shall be in writing and given as provided in Section 13.02 of the Indenture. All communications and notices hereunder to each Pledgor and Guarantor shall be given to it at its address or telecopy number set forth in Schedule I, with a copy to the Issuer.

SECTION 3.8.  Survival of Agreement; Severability.

(a) All covenants, agreements, representations and warranties made by the Pledgors and Guarantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Transaction Document shall be considered to have been relied upon by the Collateral Agent, the Trustee and the other Secured Parties and shall survive the issuance of the Notes regardless of any investigation made by the Secured Parties or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Note or any other fee or amount payable under this Agreement, the Indenture or any other Transaction Document is outstanding and unpaid and as long as any Notes are outstanding.

(b) In the event any one or more of the provisions contained in this Agreement or in any other Transaction Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 3.9.  Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 3.4. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 3.10.  Rules of Interpretation. The rules of interpretation specified in Section 1.03 of the Indenture shall be applicable to this Agreement.

SECTION 3.11.  Jurisdiction; Consent to Service of Process. (a) Each Pledgor and Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Transaction Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Collateral Agent, the Trustee or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Transaction Documents against any Pledgor and Guarantor or its properties in the courts of any jurisdiction.

(b) Each Pledgor and Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Transaction Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 3.7. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 3.12.  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.12.

SECTION 3.13.  Limitation on Guaranteed Amounts. Anything contained in this Agreement to the contrary notwithstanding, the obligation of each Pledgor and Guarantor hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Pledgor and Guarantor's obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable state law (collectively, the "Fraudulent Transfer Laws"), in each case after giving effect to all liabilities of such Pledgor and Guarantor, contingent or otherwise, that would be taken into account in determining whether the incurrence of the obligation would constitute a fraudulent coveyance under the Fraudulent Transfer Laws and after giving effect, both in determining such Pledgor and Guarantor's probable debt hereunder and in determining its assets, to the existence of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Pledgor and Guarantor pursuant to (a) applicable law or (b) any agreement, including the Indemnity, Subrogation and Contribution Agreement.

SECTION 3.14.  Additional Pledgors and Guarantors. Pursuant to Section 5.11 of the Indenture, each Subsidiary that was not in existence or not a Domestic Subsidiary on the date of the Indenture is required to enter into this Agreement as a Pledgor and Guarantor upon becoming a Domestic Subsidiary. Upon execution and delivery after the date hereof by the Collateral Agent and such a Subsidiary of an instrument in the form of Annex 1, such Subsidiary shall become a Pledgor and Guarantor hereunder with the same force and effect as if originally named as a Pledgor and Guarantor herein. The execution and delivery of any instrument adding an additional Pledgor and Guarantor as a party to this Agreement shall not require the consent of any other Pledgor and Guarantor hereunder. The rights and obligations of each Pledgor and Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Pledgor and Guarantor as a party to this Agreement.

SECTION 3.15.  Successor Pledgors and Guarantors. Any Person may merge with any Pledgor and Guarantor in a transaction in which the surviving entity is a Subsidiary of the Issuer; provided that if the surviving entity is not the Pledgor and Guarantor, the surviving entity must be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such surviving entity must expressly assume, by execution of appropriate Transaction Documents (or counterparts or supplements thereto), executed and delivered to the Trustee and the Collateral Agent (in form reasonably satisfactory to the Trustee and the Collateral Agent, as applicable) all the obligations of such Pledgor and Guarantor under this Guarantee Agreement and the other applicable Transaction Documents; and further provided that prior to the consummation of such transaction, the Issuer must provide the Trustee and the Collateral Agent with an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the Transaction Documents.

SECTION 3.16.  Right of Setoff. If an Event of Default shall have occurred and be continuing, each Holder is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Holder to or for the credit or the account of any Pledgor and Guarantor against any or all the obligations of such Pledgor and Guarantor then existing under this Agreement and the other Transaction Documents held by such Holder, irrespective of whether or not such Holder shall have made any demand under this Agreement or any other Transaction Document. The rights of each Holder under this Section 3.16 are in addition to other rights and remedies (including any other rights of setoff) which such Holder may have.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MEMC ELECTRONIC MATERIALS, INC.
By: /s/ James M. Stolze_________________ Name: James M. Stolze Title: Executive Vice President, Chief Financial Officer

By: /s/ Kenneth L. Young_______________ Name: Kenneth L. Young Title: Treasurer

EACH OF THE SUBSIDIARIES LISTED ON SCHEDULE I HERETO, as a Pledgor and Guarantor
By: /s/ Kenneth L. Young_______________ Name: Kenneth L. Young, in his capacity as Treasurer for each of the Subsidiaries listed on Schedule I hereto

CITICORP USA, INC., as Collateral Agent,
By: /s/ Edward T. Crook_______________ Name: Edward T. Crook Title: Managing Director and Vice President

Schedule I to the
Guarantee Agreement

GUARANTORS

Annex 1 to the
Guarantee Agreement

SUPPLEMENT NO. [ ] dated as of [ ], to the Guarantee Agreement dated as of November 13, 2001, among MEMC ELECTRONIC MATERIALS, INC., a Delaware corporation ("Issuer"), each of the subsidiaries listed on Schedule I thereto (each such subsidiary, individually, a "Pledgor and Guarantor" and, collectively, the "Pledgors and Guarantors") and CITICORP USA, INC., a Delaware corporation, as Collateral Agent (the "Collateral Agent") for the Secured Parties (as defined in the Security Agreement).

A. Reference is made to the Indenture dated as of November 13, 2001 (as amended, supplemented or otherwise modified from time to time, the "Indenture"), among the Issuer, Citibank, N.A., as Trustee (in such capacity, the "Trustee") and the Collateral Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee Agreement and the Indenture.

C. The Pledgors and Guarantors have entered into the Guarantee Agreement in order to induce the Holders to purchase Notes. Pursuant to Section 5.11 of the Indenture, each Subsidiary that was not in existence or not a Domestic Subsidiary on the date of the Indenture is required to enter into the Guarantee Agreement as a Pledgor and Guarantor upon becoming a Domestic Subsidiary. Section 3.14 of the Guarantee Agreement provides that additional Subsidiaries may become Pledgors and Guarantors under the Guarantee Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the "New Pledgor and Guarantor") is executing this Supplement in accordance with the requirements of the Indenture to become a Pledgor and Guarantor under the Guarantee Agreement in order to induce the Holders to purchase Notes and as consideration for Notes previously purchased.

Accordingly, the Collateral Agent and the New Pledgor and Guarantor agree as follows:

SECTION 1. In accordance with Section 3.14 of the Guarantee Agreement, the New Pledgor and Guarantor by its signature below becomes a Pledgor and Guarantor under the Guarantee Agreement with the same force and effect as if originally named therein as a Pledgor and Guarantor and the New Pledgor and Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee Agreement applicable to it as a Pledgor and Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor and Guarantor thereunder are true and correct on and as of the date hereof except to the extent a representation and warranty expressly relates solely to a specific date in which case such representation and warranty shall be true and correct on such date. Each reference to a "Pledgor and Guarantor" in the Guarantee Agreement shall be deemed to include the New Pledgor and Guarantor. The Guarantee Agreement is hereby incorporated herein by reference.

SECTION 2. The New Pledgor and Guarantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Pledgor and Guarantor and the Collateral Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Guarantee Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 3.7 of the Guarantee Agreement. All communications and notices hereunder to the New Pledgor and Guarantor shall be given to it at the address set forth under its signature below, with a copy to the Issuer.

SECTION 8. The New Pledgor and Guarantor agrees to reimburse the Collateral Agent for its out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Pledgor and Guarantor and the Collateral Agent have duly executed this Supplement to the Guarantee Agreement as of the day and year first above written.

[NAME OF NEW GUARANTOR]
By_______________________________
Name:
Title:
Address:

CITICORP USA, INC., as Collateral Agent
By_______________________________
Name:
Title: